Exhibit 27-(h)(2)(d): Amendment dated as of September 29, 2003 to Participation Agreement by and among The Alger American Fund, Fred Alger Management, Inc. and ReliaStar Life Insurance Company

SEPTEMBER 29, 2003 AMENDMENT TO
PARTICIPATION AGREEMENT
AMONG
THE ALGER AMERICAN FUND.
FRED ALGER MANAGEMENT, INC., and
RELIASTAR LIFE INSURANCE COMPANY

     This amendment to the August 8, 1997 Participation Agreement. among The Alger American Fund, Fred Alger Management, Inc., and ReliaStar Life Insurance Company is made for the purpose of modifying Schedule A thereto by incorporating all of the following asset accounts to Schedule A therein:

ReliaStar Select*Life Variable Account	Select*Life II
Select*Life III
Variable Estate Design (formerly SVUL)
FlexDesign
Variable Accumulation Design (formerly Accumulation SVUL)
ING Protector Elite VUL
ING Investor Elite VUL

ReliaStar Select Variable Account	Select*Annuity III
Advantage SE Variable Annuity

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of this date, September 29, 2003.

THE ALGER AMERICAN FUND

By:	/s/ Frederick A. Blum
Name:	Frederick A. Blum
Title:	Treasurer

FRED ALGER MANAGEMENT, INC.

By:	/s/ Frederick A. Blum
Name:	Frederick A. Blum
Title:	Treasurer

RELIASTAR LIFE INSURANCE COMPANY

By:	/s/ Lawrence D. Taylor
Name:	Lawrence D. Taylor
Title:	Vice President and Actuary